UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☑                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

PARK-OHIO HOLDINGS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PARK-OHIO HOLDINGS CORP.

6065 Parkland Boulevard

Cleveland, Ohio 44124

Notice of 2020 Annual Meeting of Shareholders

The 2020 annual meeting of shareholders of Park-Ohio Holdings Corp., an Ohio corporation, will be held at our corporate office located at 6065 Parkland Boulevard, Cleveland, Ohio 44124, on Thursday, May 28, 2020, at 10:00 A.M., Cleveland Time. The purposes of the Annual Meeting are:

1.	To elect three directors to serve until the 2023 annual meeting of shareholders;

2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2020;

3.	To approve, on an advisory basis, named executive officer compensation; and

4.	To act on other matters that are properly brought before the Annual Meeting or any adjournments, postponements or continuations thereof.

The Board of Directors set April 1, 2020 as the record date for the Annual Meeting. This means that owners of Common Stock at the close of business on that date are entitled to (1) receive notice of the Annual Meeting and (2) vote at the Annual Meeting and any adjournments, postponements or continuations of the Annual Meeting.

We are actively monitoring the health and safety concerns and government recommendations and restrictions relating to the COVID-19 pandemic. In the event it is not possible or advisable to hold our Annual Meeting at a physical location, we will announce our decision by press release and posting on our website, as well as through a filing with the Securities and Exchange Commission. Due to the public health impact of the COVID-19 outbreak and to support the health and well-being of our employees and shareholders, we strongly encourage you to consider voting and submitting your proxy in advance of the Annual Meeting in lieu of attending the meeting in person. Please mark, sign and return the proxy card in the enclosed envelope. No postage is required if mailed in the United States.

By Order of the Board of Directors

ROBERT D. VILSACK

    Secretary and Chief Legal Officer

April 29, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 28, 2020: A complete set of proxy materials relating to the Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, may be viewed at http://eproxy.pkoh.com.

PARK-OHIO HOLDINGS CORP.

6065 Parkland Boulevard

Cleveland, Ohio 44124

Proxy Statement for

Annual Meeting of Shareholders

To Be Held on May 28, 2020

GENERAL INFORMATION

The Board of Directors of Park-Ohio Holdings Corp., or Board, is furnishing this proxy statement in order to solicit proxies on its behalf to be voted at our 2020 annual meeting of shareholders. The Annual Meeting will be held at our corporate office located at 6065 Parkland Boulevard, Cleveland, Ohio 44124 on Thursday, May 28, 2020, at 10:00 A.M., Cleveland Time, and any and all adjournments, postponements or continuations thereof.

We are furnishing proxy materials to our shareholders primarily via “Notice and Access” delivery. On or about April 29, 2020, we mailed to many of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials via the internet. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials and vote by going to a secure website. If you received a Notice by mail and would like to receive paper copies of our proxy materials in the mail on a one-time or ongoing basis, you may follow the instructions in the Notice for making this request. The Notice also contains instructions on how you may request to receive an electronic copy of our proxy materials by email on a one-time or ongoing basis.

A shareholder giving a proxy may revoke it, without affecting any vote previously taken, by a later appointment received by us prior to the Annual Meeting or by giving notice to us in writing or in open meeting. Attendance at the Annual Meeting will not by itself revoke a proxy. Shares represented by properly executed proxies will be voted at the Annual Meeting. If a shareholder has specified how the proxy is to be voted with respect to a matter listed on the proxy, it will be voted in accordance with such specifications. If no specification is made, the executed proxy will be voted (1) “FOR” the election of the nominees for directors; (2) “FOR” ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2020 and (3) “FOR” the resolution approving, on an advisory basis, the compensation of our named executive officers.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting is April 1, 2020. As of April 1, 2020, there were issued and outstanding 12,556,770 shares of our Common Stock, par value $1.00 per share. Each share is entitled to one vote on each matter presented at the Annual Meeting. Our Articles of Incorporation provide that shareholders do not have cumulative voting rights in the election of directors.

If your shares are held in the name of a brokerage firm or other nominee, your shares may be voted even if you do not provide the brokerage firm or other nominee with voting instructions. Brokerage firms and other nominees have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm or other nominee has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm or other nominee cannot vote the shares on that proposal. This is referred to as a “broker non-vote.”

The proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal year 2020 is the only routine matter for which the brokerage firm or other nominee who holds your shares can vote your shares without your instructions. Accordingly, there should be no broker non-votes with respect to such proposal, and broker non-votes will have no effect on the outcome of the other proposals.

We are not aware of any matters other than those described in this proxy statement that will be presented to the Annual Meeting for action on the part of the shareholders. If any other matters are properly brought before the Annual Meeting that applicable law permits proxies to vote on a discretionary basis, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates thereon in accordance with their best judgment. Abstentions and broker non-votes will be counted as present at the Annual Meeting for purposes of determining a quorum.

The cost of soliciting proxies, including the charges and expenses incurred by brokerage firms and other persons for the forwarding of proxy materials to the beneficial owners of such shares, will be borne by us. Proxies may be solicited by our officers and employees by letter, by telephone or in person. Such individuals will not be additionally compensated but may be reimbursed by us for their reasonable out-of-pocket expenses. In addition, we have retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, a professional proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated to be approximately $6,000, plus reimbursement of out-of-pocket expenses.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The authorized number of directors is presently fixed at nine, divided into three classes of three members. The directors of each class are elected for three-year terms so that the term of office of one class of directors expires at each annual meeting. Proxies may only be voted for the nominees identified in the section entitled “Nominees for Election.”

The class of directors to be elected in 2020, who will hold their positions for a term of three years and until the election of their successors, has been fixed at three. Unless otherwise directed, the persons named in the accompanying proxy card will vote the proxies received by them (unless authority to vote is withheld) in favor of electing to that class: Patrick V. Auletta, Howard W. Hanna IV and Dan T. Moore III, all of whom, other than Mr. Hanna, were previously elected as directors by our shareholders. As permitted by our Regulations, on September 13, 2018, the Board elected Mr. Hanna as a director to fill a vacancy in the class of directors whose terms expire at the Annual Meeting. Mr. Hanna was recommended to the Nominating and Corporate Governance Committee of the Board of Directors for election as a Director by members of management and other directors. If any nominee is not available at the time of election, the proxy holders may vote in their discretion for a substitute or such vacancy, may be filled later by the Board. We have no reason to believe any nominee will be unavailable.

Patrick V. Auletta, who had been a member of the class of directors whose term expires at our 2021 annual meeting of shareholders, was appointed to the class of directors to be elected at the Annual Meeting to fill the vacancy created by the retirement of Edward F. Crawford in 2019. The Board of Directors will search for a suitable candidate for the remaining vacancy in the class of directors whose term expires at our 2021 annual meeting of shareholders.

Vote Required and Recommendation of the Board

The affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting is required to elect Patrick V. Auletta, Howard W. Hanna IV and Dan T. Moore III as directors to serve until the 2023 annual meeting of shareholders. Abstentions and broker non-votes will have no effect with respect to the election of directors.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” Patrick V. Auletta, Howard W. Hanna IV and Dan T. Moore III.

Biographical Information

Information is set forth below regarding the nominees for election and the directors who will continue in office after the Annual Meeting. The information includes their ages, principal occupations during at least the past five years and other directorships held currently or within the last five years. Also set forth is the date each was first elected as a director.

Also contained in the biographical information below are the qualifications that led the Board to conclude that each director and nominee should serve as a director. Each director and nominee possesses the integrity, judgment and analytical ability to provide guidance and oversight of the Company. The aforementioned qualities, when viewed in tandem with the attributes and accomplishments of each director and nominee, as reflected below, qualify each director and nominee to serve on the Board.

Nominees for Election
Name	Age	Principal Occupation and Other Directorships
Patrick V. Auletta (a)	69	Director since 2004; President Emeritus of KeyBank National Association (financial services company) since 2005; President of KeyBank National Association from 2001 to 2004; over 35 years of banking experience at KeyBank. Director of The Cleveland Clinic. Mr. Auletta’s extensive experience in finance, the banking industry and general management, including his service as president of an operating company of a publicly-traded corporation, enables him to make significant contributions to the Board, particularly when he served as the Chair of the Audit Committee and as our Audit Committee financial expert. He has a broad and deep understanding of financial analysis, the financial reporting system, the challenges involved in developing and maintaining effective internal controls and evaluating risks to the Company.

Howard W. Hanna IV	48	Director since 2018; President of Howard Hanna Real Estate Services since 2015. Mr. Hanna brings significant marketing, sales, and branding expertise as well as experience in guiding company growth through acquisitions.

Dan T. Moore III (d,e)	80	Director since 2003; Chief Executive Officer of Dan T. Moore Co. (a management company overseeing a group of companies performing research and development of advanced materials) since 1969. Also, Chairman of Delaware Dynamics LLC (a manufacturer of large, complex high-pressure dies for the automotive industry) since 2010. Director 1979-2015 of Invacare Corporation (manufacturer and distributor of home and long-term care medical products) and, for the period from 1989 until its sale in 2010, director of Hawk Corporation (supplier of friction materials and motorsports components). Mr. Moore brings to the Board his business acumen and operations experience demonstrated over years of managing numerous manufacturing companies. He is a recognized and successful entrepreneur. From this experience, as well as his service on the boards of other publicly-traded corporations, Mr. Moore offers the Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly-traded corporation.

Directors Continuing in Office with Term Expiring 2021
Name	Age	Principal Occupation and Other Directorships
Ronna Romney (a,c,e)	76	Director since 2001; former political and news commentator for radio and television; author; U.S. Senate Candidate for Michigan 1996; former Chair of the President’s Commission for White House Fellowships; former Chair of the President’s Commission for White House Scholars; former Commissioner on the President’s National Advisory Council on Adult Education; since 1999 Director of Molina Healthcare, Inc. (managed healthcare service provider), also Lead Director and Chair of the Transactions Committee of Molina Healthcare, Inc. Selected as a top 100 director in America in 2015 by NACD (National Association of Corporate Directors). Selected in 2019 by “Women’s Inc.” magazine as one of the most influential corporate board directors. Ms. Romney’s diverse experiences as a lead director for a health care company, her political experience, and her focus on education issues ensures the Board is aware of alternative perspectives in the oversight of the Company.

James W. Wert (b,e)	73	Director since 1992 and Lead Director since 2014; Managing Member since 2019, Chief Executive Officer, President and Director since 2003 and Vice President from 2000 to 2002 of CM Wealth Advisors, Inc.(a registered investment advisor); formerly Senior Executive Vice President and Chief Investment Officer of KeyCorp (financial services company) from 1995 to 1996 and Chief Financial Officer of KeyCorp and predecessor companies from 1990 to 1995. Director of Marlin Business Services Corp. since 1997. For the period 1997-2008, director of Continental Global Group. Mr. Wert has acquired extensive experience handling transactional finance and investment issues through his experience managing a registered investment adviser and as chief financial and investment officer of a publicly-traded corporation. Through this experience, as well as his service on other boards of publicly-traded corporations, he provides important insight and assistance to the Board in the areas of finance, investments and corporate governance. In addition, as one of our longest-standing directors, Mr. Wert provides continuity to the Board and has a broad understanding of the strategic and operational issues we face.

Directors Continuing in Office with Term Expiring 2022
Name	Age	Principal Occupation and Other Directorships
Matthew V. Crawford (a,d)	50	Director since 1997; Chairman and Chief Executive Officer of the Company since 2018; President and Chief Operating Officer from 2003 to 2018; Senior Vice President from 2001 to 2003; Assistant Secretary and Corporate Counsel from 1995 to 2001; President of The Crawford Group (a venture capital, management consulting company) since 1995. Director of Crawford United (developer and manufacturer of electronic diagnostic tools and equipment) since 2015. With over 20 years of experience at the Company, Mr. Matthew Crawford is intimately familiar with the Company’s capabilities, customers, strategy, position in its industries and with developments within its industries. In addition, he is experienced in operating a number of diversified private companies. Mr. Matthew Crawford’s experience, influence and deep knowledge of the Company and its industries provides the Board with the management perspective necessary to successfully oversee the Company and its strategy and business operations. Mr. Edward Crawford is the father of Mr. Matthew Crawford.

John D. Grampa (b)	72	Director since 2015; Former Senior Vice President Finance and Chief Financial Officer, Materion Corporation (producer of high performance advanced engineered materials used in a variety of applications). Mr. Grampa served in that position from December 2006 until January 2015 and remained with Materion as Senior Vice President, Administration until September 2015. Prior to that, he had served as Vice President Finance and Chief Financial Officer since November 1999 and Vice President, Finance since September 1998. Prior to joining Materion Corporation, Mr. Grampa had served as Vice President, Finance and held various other financial management positions with the Worldwide Materials business of Avery Dennison Corporation (pressure sensitive materials, office products, labels and other converted products) since April 1984. Prior to that, Mr. Grampa held a variety of financial management positions at Diamond Shamrock Corporation (industrial and specialty chemicals, plastics, and oil and gas) since February 1970. Mr. Grampa brings an extensive, broad-based, strategic operations and finance background from his experiences in three global manufacturers. His extensive experience in financial management and with acquisitions provides him with the knowledge and insight to address the complex operational and financial issues facing global industrial companies today, particularly in his capacity as Chair of the Audit Committee and as our Audit Committee financial expert.

Steven H. Rosen (b,c)	49	Director since 2011; Co-Chief Executive Officer of Resilience Capital Partners (private equity firm) since 2001. Steve is involved with all aspects of the firm’s operations including developing and maintaining relationships with investors and investment intermediaries, and the firm’s strategic planning efforts. Director Crawford United since 2012 and AmFin Corporation since 2018. With his experience in assisting underperforming businesses and his expertise in the dynamics of capital markets, credit markets and mergers and acquisitions, Mr. Rosen provides the Board insight in such diversified areas as finance, strategic planning, operations and capital investment.

(a)	Member, Executive Committee

(b)	Member, Audit Committee

(c)	Member, Compensation Committee

(d)	Member, Long-Range Planning Committee

(e)	Member, Nominating and Corporate Governance Committee

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to beneficial ownership of our Common Stock by: (i) each person (or group of affiliated persons) known to us to be the beneficial owner of more than five percent of our outstanding Common Stock; (ii) each director or director nominee; (iii) each executive officer named in the Summary Compensation Table on page 22 of this proxy statement individually; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the information is as of April 1, 2020, and the nature of beneficial ownership consists of sole voting and investment power.

Name of Beneficial Owner	Shares of Common Stock Currently Owned		Shares Acquirable Within 60 Days		Percent of Class (%)
Patrick V. Auletta	17,425		8,005	(h)	*
Edward F. Crawford (1)	1,553,184	(a)(c)	52,173	(h)	12.78
Matthew V. Crawford	1,981,886	(b)(c)	—		15.78
Patrick W. Fogarty	81,907	(d)	—		*
John D. Grampa	7,000		12,427	(h)	*
Howard W. Hanna IV	3,975		—		*
Dan T. Moore III	56,485		4,665	(h)	*
Ronna Romney	15,625		—		*
Steven H. Rosen	24,080		—		*
Robert D. Vilsack	117,918		—		*
James W. Wert	81,820		—		*
GAMCO Investors, Inc.	1,444,601	(e)	—		11.50
Dimensional Fund Advisors LP	922,220	(f)	—		7.34
Private Management Group, Inc.	747,944	(g)	—		5.95
Directors and executive officers as a group (11 persons)	3,941,305		77,270		32.00

*	Less than one percent.

(1)	Mr. E. Crawford’s share ownership is as of June 17, 2019, when he retired and resigned as President of the Company and as a member of the Board.

(a)

The total includes 1,411,676 shares over which Mr. Edward Crawford has sole voting and investment power, 22,500 shares owned by L’Accent de Provence of which Mr. Edward Crawford is President and owner of 25% of its capital stock and over which Mr. Edward Crawford shares voting and investment power and 10,650 shares owned by Mr. Edward Crawford’s wife as to which Mr. Edward Crawford disclaims beneficial ownership. The total includes 19,257 shares held under the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and its Subsidiaries as of June 17, 2019.

(b)	Total includes 1,592,785 shares over which Mr. Matthew Crawford has sole voting and investment power and 300,000 shares as to which Mr. Matthew Crawford disclaims beneficial ownership.

(c)

Total includes an aggregate of 89,101 shares over which Messrs. Edward Crawford and Matthew Crawford have shared voting power and investment power, consisting of: 36,000 shares held by a charitable foundation; 11,700 shares owned by Crawford Capital Company; and 41,401 shares owned by First Francis Company, Inc. These 89,101 shares are included in the beneficial ownership amounts reported for both Mr. Edward Crawford and Mr. Matthew Crawford.

(d)	Total includes 840 shares held under the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and its Subsidiaries as of December 31, 2019.

(e)

Based on information set forth on Amendment No. 24 to Schedule 13D as filed with the SEC on October 28, 2014. Total includes 882,301 shares held by GAMCO Asset Management Inc., 414,000 shares held by Gabelli Funds, LLC, 147,000 shares held by Teton Advisors, Inc. and 1,300 shares held by Mario J. Gabelli, as of October 27, 2014. GGCP, Inc. is the ultimate parent holding company for the above-listed companies, and Mr. Mario J. Gabelli is the majority stockholder, chief executive officer and a director of GGCP, Inc. Each of the foregoing has the sole power to vote or direct the vote and sole power to dispose or direct the disposition of their respective reported shares. The foregoing companies provide securities and investment related services and have their principal business office at One Corporate Center, Rye, New York 10580.

(f)

Based on information set forth on Amendment No. 2 to Schedule 13G as filed with the SEC on February 12, 2020. Total includes 922,220 shares held by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has the sole power to dispose or direct the disposition of 922,220 and sole power to vote or direct the vote of 882,837 of their reported shares. Dimensional Advisors LP is a registered investment advisory firm, and has its principal business office at Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(g)

Based on information set forth on Amendment No. 3 to Schedule 13G as filed with the SEC on February 6, 2020. Total includes 747,944 shares held by Private Management Group, Inc. Private Management Group, Inc. has the sole power to vote or direct the vote and sole power to dispose or direct the disposition of their reported shares. Private Management Group, Inc. is a registered investment advisory firm, and has its principal business office at 15635 Alton Parkway, Suite 400, Irvine, California 92618.

(h)	Represents restricted share units that represent the right to receive shares of our Common Stock upon Separation of Service (as defined in the Director DC Plan, described below).

CORPORATE GOVERNANCE

Director Independence

The Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the CEO, and President, as directors. The current Board members include seven independent directors (including two of the nominees).

Each of Messrs. Auletta, Grampa, Hanna, Moore, Rosen and Wert, and Ms. Romney is “independent” in accordance with the rules of the Nasdaq Stock Market. The Nasdaq Stock Market’s independence definition includes a series of objective tests, including that the director is not our employee and has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq Stock Market’s rules, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and management. In reaching the determination that Mr. Rosen is independent, the Board determined that Mr. Rosen’s status as a director and shareholder of Crawford United Corporation, which purchased products from us in the ordinary course of business during 2019, did not impair his independence.

In addition, as required by the Nasdaq Stock Market’s rules, the members of the Audit Committee are each “independent” under special standards established by the SEC for members of audit committees. The Board has determined that the Audit Committee includes at least one independent member whom the Board has determined meets the qualifications of an “audit committee financial expert” in accordance with SEC rules. Mr. Grampa is the independent director who has been determined to be an audit committee financial expert. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Grampa’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Grampa any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Risk Oversight

The Board is responsible for overseeing the Company’s risk, with reviews of certain areas being conducted by the relevant committees of the Board and directly through senior management reports.

The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting processes, as well as internal controls and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The Compensation Committee assesses and monitors risks relating to our executive compensation policies and practices. The Nominating and Corporate Governance Committee is responsible for overseeing the management of risks related to our governance structure and processes, the independence of the Board and potential conflicts of interest and ensuring compliance with the Code of Business Conduct and Ethics (discussed below). While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

In addition, the Board’s role in our risk oversight process includes receiving regular reports either directly from presentations to the Board by senior or regional management or through executive officers at Board meetings on areas of material risk to us, including market-specific, operational, legal, regulatory, competitive and strategic risks.

The procedures described above permit the Board to maintain an awareness of material risks that may affect us and ensure the ability of the Board to take any and all appropriate actions to oversee risks we face. We also believe that our Board leadership structure complements our risk management structure, as it allows our independent directors, through the independent committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Leadership Structure

Our CEO, Mr. Matthew V. Crawford, was appointed CEO and Chairman on May 10, 2018. The Company has no fixed policy on whether the roles of Chairman and CEO should be separate or combined; this decision is based on the best interests of the Company considering the circumstances at the time. The Board believes that the combined role of Chairman and CEO promotes strategic development and execution of our business strategies, which is essential to effective governance. The Board recognizes that utilizing the expertise of Mr. Matthew Crawford contributes to the success of the Company. The diversity of our operating units requires a leader who possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing those diverse businesses. At this time, the Board believes that Mr. Matthew Crawford, based upon his experience in the various industries in which we are positioned, is best qualified to efficiently develop agendas that ensure that the Board’s time and attention are focused on the most critical matters and to execute strategic plans effectively. However, we balance the current combined role of Chairman and CEO by the appointment of a Lead Director.

Lead Director

In November 2014, the Board appointed Mr. Wert as the Lead Director. The Lead Director serves as a liaison between our Chairman and our independent directors, presides over executive sessions of the independent directors, makes recommendations to the Chairman regarding the timing and structure of Board meetings, reviews and recommends agendas for the Board meetings and consults with the Chairman on the adequacy of the flow of information from management to the Board. We believe that this leadership structure results in increased engagement of the Board as a whole, and provides strong, independent oversight of our management and affairs resulting in good governance.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (our “Code”). All directors, officers and employees must act ethically at all times and in accordance with the policies comprising our Code. A copy of the Code is available, without charge, upon written request to: Secretary, Park-Ohio Holdings Corp., 6065 Parkland Boulevard, Cleveland, Ohio 44124 and is also available on our website at www.pkoh.com. We intend to disclose any amendment to, or waiver from, the Code by posting such amendment or waiver, as applicable, on our website. The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC.

Employee, Officer and Director Hedging

Our Board has not adopted, and we do not have, any specific policies regarding the ability of our officers and directors, as well as our employees, or any of their designees, to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities. However, historically such transactions have not been permitted, and our directors, officers and employees must comply with our Insider Trading Policy at all times.

Board of Directors and Committees

Board Meetings

The Board held four meetings in 2019. All directors are expected to attend each meeting of the Board and the meetings of the committees on which he or she serves. In 2019, no director attended less than 75% of the aggregate meetings of the Board and the meetings of the committees on which he or she served. Directors are expected to attend the Annual Meeting, and all directors attended the 2019 annual meeting of shareholders.

Board Committees

The Board currently has, and appoints the members of, the Audit, Compensation, Nominating and Corporate Governance, Executive and Long-Range Planning Committees. Each member of the Audit, Compensation and Nominating and Corporate Governance Committees is an independent director as defined under the rules of the Nasdaq Stock Market.

Audit Committee

The Audit Committee consists of Messrs. Grampa, Rosen and Wert, with Mr. Grampa as its chair. The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the retention, compensation and oversight of the work of our independent auditors. In 2019, the Audit Committee held seven meetings. The Audit Committee has a written charter approved by the Board. The responsibilities and activities of the Audit Committee are described in greater detail in the Audit Committee Charter, which is available on our website at www.pkoh.com.

Compensation Committee

During 2019, the Compensation Committee consisted of Ms. Romney and Mr. Rosen, with Ms. Romney as its chair. The Compensation Committee reviews and approves salaries, performance-based incentives and other matters relating to executive compensation, including reviewing and granting equity awards to executive officers. As described in greater detail below under “Executive Compensation Discussion and Analysis,” the Compensation Committee determines the compensation of our executive officers, including our CEO, and directors. With respect to executive officers other than the CEO, the Compensation Committee takes into account the recommendations of the CEO when determining the various elements of their compensation, including the amount and form of such compensation. The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of executive compensation and the sole authority to approve the fees and other retention terms of any such consultants. The Compensation Committee may delegate all or a portion of its duties and responsibilities to a subcommittee.

The Compensation Committee also reviews and approves various other compensation policies and matters. The Compensation Committee held two meetings in 2019 and also acted by written consent. The Compensation Committee has a written charter approved by the Board. The responsibilities and activities of the Compensation Committee are described in greater detail in the Compensation Committee Charter, which is available on our website at www.pkoh.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Moore and Wert and Ms. Romney, with Mr. Wert as its chair. The Nominating and Corporate Governance Committee establishes procedures for the director nomination process, recommends candidates for election to the Board and also nominates officers for election by the Board. The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity in numerous factors such as: age; understanding of and achievements in manufacturing, technology, finance and marketing; and international experience and culture. These factors, and any other qualifications considered useful by the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating and Corporate Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess. The Nominating and Corporate Governance Committee establishes procedures for the nominating process, recommends candidates for election to the Board and also nominates officers for election by the Board.

The Nominating and Corporate Governance Committee will consider candidates proposed by shareholders, and evaluates candidates proposed by shareholders using the same criteria as for other candidates. Any shareholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include (1) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience and particular fields of expertise, (2) an indication of the nominee’s consent to serve as a director if elected and (3) the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director, and should be addressed to our Secretary at 6065 Parkland Boulevard, Cleveland, Ohio 44124.

The Nominating and Corporate Governance Committee held one meeting in 2019 and also acted by written consent. The Nominating and Corporate Governance Committee has a written charter approved by the Board. The responsibilities and activities of the Nominating and Corporate Governance Committee are described in greater detail in the Nominating and Corporate Governance Committee Charter, which is available on our website at www.pkoh.com.

Executive Committee

The Executive Committee consists of Messrs. Auletta, Matthew Crawford and Ms. Ronna Romney, with Mr. Matthew Crawford as its chair. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons and except as limited by Ohio law and our Regulations. The Executive Committee did not meet in 2019 but acted by written consent.

Long-Range Planning Committee

The Long-Range Planning Committee consists of Messrs. Matthew Crawford and Moore, with Mr. Matthew Crawford as its chair. The Long-Range Planning Committee explores long-term strategic opportunities available to the Company, internal and external growth development, the Company’s capital structure and other duties delegated to it by the Board. The Long-Range Planning Committee did not meet in 2019.

Shareholder Communications

The Board believes that it is important for shareholders to have a process to send communications to the Board. Accordingly, shareholders who wish to communicate with the Board or a particular director may do so by sending a letter to our Secretary at 6065 Parkland Boulevard, Cleveland, Ohio 44124. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters deemed to be appropriate and circulate them to the appropriate director or directors.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee during 2019 were Ms. Romney and Mr. Rosen. No current or former officer or employee of ours served on the Compensation Committee, or on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee, during 2019. None of the Members of the Compensation Committee during 2019 had any relationship with us that would be required to be disclosed by us under applicable related party requirements. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officer of which served on our Board or on our Compensation Committee during 2019.

COMPENSATION OF DIRECTORS

We compensate non-employee directors for serving on our Board and reimburse them for expenses incurred in connection with Board and committee meetings. During 2019, each non-employee director earned, as an annual retainer, $50,000 and was granted 2,825 restricted shares. The restricted shares were granted in accordance with our 2018 Equity and Incentive Compensation Plan, which we refer to as the 2018 Plan. The non-employee directors also received $4,000 for each Board meeting attended in-person and $1,000 for each Board meeting attended telephonically, and $1,000 for each committee meeting attended in-person or telephonically. The Compensation, Audit and Nominating and Corporate Governance Committee Chairpersons each received an additional $15,000 committee chair annual retainer.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Patrick V. Auletta	66,000	100,146	166,146
John D. Grampa	88,000	100,146	188,146
Howard W. Hanna IV	66,000	100,146	166,146
Dan T. Moore III	66,000	100,146	166,146
Ronna Romney	83,000	100,146	183,146
Steven H. Rosen	75,000	100,146	175,146
James W. Wert	88,000	100,146	188,146

(1)

The amounts in this column represent the grant date fair value for awards of restricted shares in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. The restricted shares vest one year from the date of grant. As of December 31, 2019, each director in the table held 2,825 shares or share units subject to restriction.

In 2009, we established a 2009 Director Supplemental Defined Contribution Plan, or Director DC Plan, which is a non-qualified deferred compensation plan for our directors. Under the Director DC Plan, eligible directors can defer up to 100% of their cash retainer, attendance fees, and/or restricted share units for pre-tax savings opportunities. The investment options available to the eligible directors are the same investment options offered under our 401(k) Plan. Eligible directors’ contributions and earnings are always 100% vested. Distributions under the Director DC Plan may be made only upon a Separation of Service (as defined in the Director DC Plan). Distributions are paid in a lump sum or in annual installments over a maximum of 10 years. We do not pay above-market interest rates or provide preferential earnings.

AUDIT COMMITTEE

Audit Committee Report

The Audit Committee oversees our accounting and financial reporting processes and the audits of financial statements. The Audit Committee selects our independent auditors. The Audit Committee is composed of three directors, each of whom is independent as defined under the rules of the Nasdaq Stock Market and SEC rules. Currently, the Audit Committee is composed of Messrs. Grampa, Rosen and Wert. The Audit Committee operates under a written charter adopted by the Board.

Management is responsible for our internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and Ernst & Young LLP to review and discuss the audited consolidated financial statements for the year ended December 31, 2019. The Audit Committee discussed with Ernst & Young LLP its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) (PCAOB) and the SEC. In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from our Company management and our Company, including the matters in the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communication with the Audit Committee concerning independence, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.

The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of audit examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

John D. Grampa, Chair

Steven H. Rosen

James W. Wert

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP as our independent auditors to examine our financial statements and those of our subsidiaries for the fiscal year ending December 31, 2020. During fiscal year 2019, Ernst & Young LLP examined our financial statements and those of our subsidiaries, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The Board recommends ratification of the appointment of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement at the Annual Meeting, if they so desire, and will be available to respond to appropriate shareholders’ questions.

Vote Required and Recommendation of the Board

Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young LLP as our independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP. Abstentions will have no effect on the ratification of the appointment of Ernst & Young LLP.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THIS APPOINTMENT.

INDEPENDENT AUDITOR FEE INFORMATION

The following table presents fees for services rendered by Ernst & Young LLP in each of the last two fiscal years:

	2018	2019
Audit Fees	$1,991,000	$1,836,900
Audit-Related Fees	—	—
Tax Fees	103,000	—
All Other Fees	5,000	5,000

	$2,099,000	$1,841,900

Audit fees included fees associated with the annual audit, the reviews of quarterly reports on Form 10-Q, statutory audits required internationally and the audit of management’s assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. Tax fees included fees in connection with tax compliance and tax planning services. All other fees include fees in connection with accounting consultations.

Pre-approval Policy

The Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by our independent auditor prior to the commencement of the specified services.

All of the services described in “Audit Fees”, “Audit-Related Fees” and “Tax Fees” were pre-approved by the Audit Committee in accordance with the Audit Committee’s formal policy on auditor independence.

PROPOSAL NO. 3

APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing shareholders an opportunity to cast a non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement pursuant to SEC rules. We expect to hold the next advisory vote on the compensation of our named executive officers at our 2023 annual meeting of shareholders.

Our compensation philosophy is designed to align each executive’s compensation with our short- and long-term performance and to provide the compensation and incentives needed to attract, motivate, reward, and retain key executives who are crucial to achieving our business goals and who will build long-term economic value for us. We seek to provide an executive compensation package that is tied to our overall financial performance and that aligns executive and shareholder interests. We believe our executive compensation decisions have demonstrated our commitment to those goals and helped drive our performance in 2019.

Our executive compensation is discussed in further detail in the Executive Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and our Board believe these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

We are asking our shareholders to indicate their support for the compensation of our named executive officers, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to SEC rules, and the Executive Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures in the Company’s proxy statement for its 2020 annual meeting of shareholders.”

The say-on-pay vote is advisory and, therefore, not binding; however, the Compensation Committee will consider the outcome of the vote when considering future named executive officer compensation.

Vote Required and Recommendation of the Board

The affirmative vote of a majority of our shares of Common Stock represented at the Annual Meeting and entitled to vote on this proposal is required for the approval of the named executive officer compensation. Abstentions will have the effect of a vote against, and broker non-votes will have no effect with respect to, the approval of this proposal.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Our 2019 Performance

After coming off a historic and record financial performance for 2018, our financial performance for 2019 was impacted by a difficult and challenging domestic and global macroeconomic environment. Despite these challenges, our continued efforts resulted in significant financial accomplishments for fiscal 2019. In summary:

•	Net sales were $1.62 billion;

•	Net income attributable to our common shareholders was $38.6 million;

•	Earnings on a per share diluted basis were $3.12 and adjusted EPS(1) was $3.74;

•	EBITDA(2), as defined, was $136.8 million; and

•	We completed a strategic acquisition.

Philosophy and Objectives

Our compensation program is designed to recognize the level of responsibility of an executive within our Company, taking into account the named executive officer’s role and expected leadership within our organization, and to encourage and reward decisions and actions that have a positive impact on our overall performance.

Our compensation philosophy is based upon the following objectives:

•	to reinforce the achievement of key business strategies and objectives;

•	to reward our executives for their outstanding performance and business results;

•	to emphasize the enhancement of shareholder value;

•	to value the executive’s unique skills and competencies;

•	to attract and retain qualified executives; and

•	to provide a competitive compensation structure.

Overview

The Compensation Committee administers our compensation program. The Compensation Committee is responsible for reviewing and approving base salaries, cash bonuses and equity incentive awards for all named executive officers. Typically, our CEO makes recommendations to the Compensation Committee with respect to compensation decisions concerning named executive officers other than himself. With respect to our CEO, the Compensation Committee makes its decisions in executive session. Our compensation program recognizes the importance of ensuring that discretion is provided to the Compensation Committee and CEO in determining compensation levels and awards.

Our Say-On-Pay Vote

At our annual meeting of shareholders in 2017, we held our non-binding advisory shareholder vote on the compensation of our named executive officers, which vote is commonly referred to as a “say-on-pay” vote. Our shareholders approved, on an advisory basis, the compensation of our named executive officers, with

[1]	Adjusted earnings per diluted share is a non-GAAP financial measure. See Annex for an explanation and reconciliation of this non-GAAP financial measure.
[2]	EBITDA is a non-GAAP financial measure. See Annex for an explanation and reconciliation of this non-GAAP financial measure.

approximately 74.2% of the votes cast (not counting abstentions) in favor of the compensation paid to our named executive officers. After conducting the annual review of our compensation programs and considering and discussing the result of the say-on-pay vote, the Compensation Committee decided to retain our general approach to executive compensation. Since the 2017 vote, the Compensation Committee has decided not to make any substantive changes to our named executive officer compensation program that were specifically based on our 2017 say-on-pay vote results. With regard to the non-binding advisory resolution regarding the frequency for future say-on-pay votes presented at our annual meeting of shareholders in 2017, our shareholders cast the highest number of votes for advisory voting on executive compensation every three years, and as a result we implemented triennial say-on-pay voting.

Compensation Consultants

The Compensation Committee has engaged independent compensation consultants on a periodic basis to help evaluate our compensation program and to help select appropriate market data for compensation determinations. The Compensation Committee also may consider a variety of data sources and information related to market practices for companies similar to ours.

In 2014, the Compensation Committee engaged the services of PM&P, a leading independent provider of executive compensation consulting services, to help select appropriate market data for compensation considerations and to review and recommend a peer group of companies. The Compensation Committee has conducted a review of its relationship with PM&P and has identified no conflict of interest. The resources used by PM&P for comparison included the Watson Wyatt Top Management Compensation Survey, the Mercer Executive Compensation Survey, the CHiPS Executive and Senior Management Compensation Survey and three PM&P proprietary executive compensation surveys.

The Compensation Committee periodically reviews and updates the peer group of companies based on their reasonable comparability to our Company in terms of revenues, market capitalization, enterprise value, complexity, performance, industry profile, scope of operations and competition for executive talent. In 2014, based on the recommendation of PM&P, the Compensation Committee approved a revised peer group, consisting of the following companies, which remains the current peer group:

AAR Corp	Encore Wire Corp	RTI International Metals
Applied Industrial Technologies	Graftech International	Schnitzer Steel Industries
Atlas Air Worldwide Holdings	Hyster-Yale Materials Handling	Stoneridge
Barnes Group	Kaman Corp	Titan International
Century Aluminum	Materion Corp	Tower International
Cubic Corp	Modine Manufacturing
Echo Global Logistics	Mueller Industries

While these peer group companies do not represent a perfect match for us in terms of products manufactured or sold, the peer group does include representation from a broad range of industries similar to those that we compete in, such as industrial machinery, electrical equipment, metals and mining, air freight and logistics and auto components, and the peer group companies are similar to us in terms of the median for revenue and number of employees.

For 2019, the Compensation Committee did not take into consideration the 2014 PM&P market survey in determining the base salary and equity grants for our named executive officers. The Compensation Committee does not benchmark or otherwise aim for a level of compensation that falls within a specific range of market survey or peer group data. Instead, the Compensation Committee considers many factors in exercising its judgment and discretion in making compensation decisions, and actual compensation can and does vary widely, either above or below these medians, based on Company and individual performance, scope of responsibilities, competencies and experience, as further discussed below.

The Compensation Committee considers many factors in exercising its judgment and discretion in making compensation decisions. Other factors the Compensation Committee considers when making individual compensation decisions are described under “Compensation Components” below.

The Compensation Committee believes that the foregoing actions are consistent with our philosophy and objectives.

Compensation Components

Our compensation program has three primary components consisting of a base salary, an annual cash bonus, whether discretionary or pursuant to our Bonus Plan, and equity awards granted pursuant to our 2018 Plan. In addition, we also offer our named executive officers basic retirement savings opportunities, participation in a deferred compensation plan, health and welfare benefits and perquisites that supplement the three primary components of compensation. Since 2008, our compensation program has also included a non-qualified defined benefit plan, or DB Plan, and a non-qualified defined contribution plan, or DC Plan, for our former CEO, Mr. Edward Crawford. Our current CEO, Mr. Matthew Crawford, does not participate in the DC Plan.

We view these various components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The appropriate level for each compensation component is based in part, but not entirely, on our view of internal equity and consistency, and other considerations we deem relevant from year to year, such as rewarding extraordinary performance. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation but does emphasize variable compensation over fixed compensation.

Base Salary

We pay base salaries to recognize and reward each named executive officer’s unique value and skills, competencies and experience in light of the executive’s position. Base salaries, including any annual or other adjustments, for our named executive officers, other than our CEO, are determined after taking into account recommendations by our CEO. Base salaries for all named executive officers are determined by the Compensation Committee after considering a variety of factors such as market survey and peer group data, a subjective assessment of the nature and scope of the named executive officer’s responsibilities, the named executive officer’s unique value and historical contributions, historical increases, internal equitable considerations, and the experience and length of service of the named executive officer.

For 2019, the Compensation Committee, after considering recommendations from our CEO and the factors identified above, made no change to the base salaries of our named executive officers. The salaries of our named executive officers have remained moderate for the past several years. This approach is consistent with our philosophy that a greater emphasis should be placed on variable compensation.

For 2020, in light of the uncertain economic conditions resulting from the COVID-19 outbreak and its potential impact on our business and financial results, effective April 1, Messrs. Crawford, Fogarty and Vilsack voluntarily reduced their salaries by 100%, 25% and 25%, respectively. We anticipate that these voluntary reductions will be temporary in nature. Further adjustments to our named executive officers’ base salaries are subject to our assessment of the impact of COVID-19 on the global economy and our business. These and other 2020 executive compensation program decisions will be described in our proxy statement for next year’s annual meeting.

Annual Bonus

Annual bonus awards are used to reward and motivate our named executive officers for achieving key financial and operational objectives. The annual bonus awards are generally payable based on the Company’s performance and the level of individual contributions to that performance.

We have established the Bonus Plan, which was re-approved by our shareholders in 2015, for our CEO and any other named executive officer selected by the Compensation Committee to participate in the Bonus Plan. The Bonus Plan includes a set of performance measures that can be used to establish the bonus award. Under the Bonus Plan, our CEO or any other selected named executive officer is eligible to receive an annual cash bonus depending on the performance of our Company against specific performance measures established by the Compensation Committee before the end of the first quarter of each year.

The Bonus Plan is an objective, pre-determined performance-based incentive plan. For 2019, only our CEO participated in the Bonus Plan.

With respect to our other named executive officers, the Compensation Committee has determined that they not participate in the Bonus Plan so that it can maintain the flexibility to exercise subjectivity in granting discretionary annual cash bonuses based on both the Company’s performance and individual performance. There is no set formula or specific performance measure for determining annual bonus awards for our named executive officers who do not participate in the Bonus Plan. Annual bonus awards for these named executive officers are fully discretionary and are based on the Compensation Committee’s subjective judgment, after taking into account recommendations by our CEO. While the overall financial performance of the Company is the primary factor in determining these annual bonus awards, the Compensation Committee also may consider a number of other factors, including the named executive officer’s contribution to our success, the named executive officer’s overall leadership and expertise, the relative rank of the named executive officer, total compensation levels, and other factors that the Compensation Committee deems, in its subjective judgment, are critical to driving long-term value for shareholders.

CEO Annual Bonus Award

The annual bonus award for our CEO is a performance-based award opportunity and is intended to reward our CEO for achieving pre-determined key financial performance measures.

For 2019, only our CEO participated in the Bonus Plan. The Compensation Committee determined that our CEO would be eligible for a bonus award equal to 5% of our 2019 consolidated adjusted income before income taxes (adjusted for unusual and extraordinary gains and losses). For 2019, adjusted income before income taxes was $63.69 million. The Compensation Committee believes income before income taxes, as adjusted for such items, is an appropriate measure of our core operating performance, and directly links our CEO’s annual bonus award to our profitability. Under the Bonus Plan, the Compensation Committee is authorized to exercise negative discretion and reduce our CEO’s award but did not do so for 2019. As a result, Mr. Matthew Crawford earned a bonus award of $3,184,260 under the Bonus Plan for 2019. Mr. Matthew Crawford voluntarily deferred 30% of this amount until July 1, 2020 at which time it will be paid. The remaining 70% has been paid.

The Compensation Committee has historically used a percentage of consolidated adjusted income before taxes as the performance measure for our CEO under the Bonus Plan in order to further incentivize superior financial performance by the Company realizing that this could result in a significant annual cash bonus award, but subject to an overall limit of $5,000,000 under the Bonus Plan. For 2020, the Compensation Committee once again has established that the performance measure for our CEO under the Bonus Plan will be 5% of our 2020 consolidated adjusted income before taxes (adjusted for unusual and extraordinary gains and losses).

Other Named Executive Officer Annual Bonus Awards

For our other named executive officers, the 2019 bonus awards were determined by the Compensation Committee, after considering recommendations from our CEO, and after taking into account our financial performance and each named executive officer’s individual performance. The Compensation Committee also took into account internal equitable considerations, as well as the overall compensation of each of our other named executive officers. While the overall financial performance of the Company was relatively more important than the individual performance factors described below, the Compensation Committee did not assign a specific weight to any factor, but rather, evaluated the totality of factors in making each annual bonus award.

Among the factors the Compensation Committee considered in determining the amount of the annual bonus award for Mr. Fogarty were: his effective oversight of the internal financial and accounting functions; his leadership efforts in business development; his contributions to the completion of a strategic acquisition; his leadership role in the development of enhanced internal control systems; his significant contributions to international cash management and our capital structure; and his role in helping to drive the achievement of financial performance measures. Mr. Fogarty’s annual bonus award was $625,000, compared to an annual bonus award of $500,000 for 2018, representing an increase of 25%.

Among the factors the Compensation Committee considered in determining the amount of the annual bonus award for Mr. Vilsack were: his oversight of significant litigation matters; his role in the enhancement of key compliance matters; his role in the restructuring of our international subsidiaries; his instrumental role in the completion of a strategic acquisition; his effective supervision of the internal legal department; and his role in carrying out the corporate secretarial functions, and is his leadership role in corporate procurement and IT matters. Mr. Vilsack’s annual bonus award was $525,000, compared to an annual bonus award of $435,000 for 2018, representing an increase of 20%.

Mr. Edward Crawford did not receive an annual bonus award in 2019 because he retired and resigned as President on June 17, 2019.

Information about bonuses paid to our named executive officers is contained in the “2019 Summary Compensation Table” below.

Equity Compensation

We have used the grant of equity awards under our 2018 Plan to provide long-term incentive compensation opportunities intended to align the named executive officers’ interests with those of our shareholders, and to attract, retain and reward executive officers.

Our Compensation Committee administers our 2018 Plan. Historically, the Compensation Committee has granted options and restricted shares under our 2018 Plan and its predecessor plan, but awards under our 2018 Plan also can be made in the form of performance shares, restricted share units, performance units, stock appreciation rights or stock awards. There is no set formula for the granting of equity awards to named executive officers. Other than for grants of equity awards to our CEO, the Compensation Committee typically considers recommendations from our CEO when considering decisions regarding the grant of equity awards to named executive officers. The Compensation Committee grants equity awards based on its subjective judgment and discretion, and may consider a number of criteria, including the relative rank of the named executive officer, total compensation levels, and the named executive officer’s historical and ongoing contributions to our success based on subjective criteria. Because the Compensation Committee and the CEO in their discretion consider such factors as they deem relevant in determining the named executive officer’s overall equity award, other factors may cause the award in any given year to differ from historical amounts.

We do not have any program, plan or obligation that requires us to grant equity awards on specific dates. We have not made equity grants in connection with the release or withholding of material, non-public information. Options granted under the predecessor plan to our 2018 Plan have exercise prices equal to the closing market price of our Common Stock on the day of the grant.

For 2019, the Compensation Committee approved a restricted share award for Mr. Matthew Crawford in the amount of 82,500 shares. This restricted share award vests one-third each year over three years.

For 2019, the Compensation Committee approved restricted share awards for Messrs. Fogarty and Vilsack in the amounts of 15,000 shares each. These restricted share grants vest one-third each year over three years. The Compensation Committee did not perform a qualitative or quantitative analysis, but instead used its subjective judgment and discretion in determining the amount of the equity awards. Restricted shares were utilized over stock options because restricted shares serve to reward and retain executives and foster stock ownership, while also minimizing the number of shares granted in aggregate, thereby reducing dilution. In exercising its judgment and discretion, the Compensation Committee was influenced by recommendations from our CEO and motivated by its desire to award each named executive officer equity value that it considered necessary to achieve the shareholder alignment and the attraction, retention and motivation objectives of our compensation program. The Compensation Committee’s review and consideration of each of the named executive officer’s equity grants were of a general nature, rather than identifying and focusing on each individual’s performance relative to specific tasks, projects or accomplishments or distinguishable qualitative performance goals. The Compensation Committee did not otherwise take into account any specific performance, criteria or achievements relative to qualitative performance goals when making its equity compensation decisions for 2019. In granting the 2019 restricted share awards, the Compensation Committee also considered:

•	total compensation levels for each named executive officer in 2017, 2018 and 2019;

•	the value provided by restricted shares versus stock options;

•	the value and size of historical grants;

•	the named executive officer’s current and expected future contributions to the Company;

•	how much value was created by the historical grants; and

•	shares available for grant under the 2018 Plan.

More information about equity awards granted in 2019 to our CEO and our other named executive officers is contained in the “2019 Grants of Plan-Based Awards Table.”

Retirement Benefits

Our Individual Account Retirement Plan, or 401(k) Plan, is a tax-qualified retirement savings plan that permits our employees, including our named executive officers, to defer a portion of their annual salary to the 401(k) Plan on a before-tax basis. Prior to March 1, 2009, our named executive officers participated in the 401(k) Plan on the same basis as all other salaried employees whereby we annually contributed 2% of their salary into the 401(k) Plan on their behalf, subject to Internal Revenue Code limitations. Our named executive officers vest in the Company contributions ratably over six years of employment service, at which time they are 100% vested.

Effective April 1, 2011, the Company amended its Park-Ohio Industries, Inc. and Subsidiaries Pension Plan, or Pension Plan, to provide a new tax-qualified defined benefit for our employees, called the Account Balance Plan, or AB Plan. The AB Plan is intended to replace the contributions previously made under the 401(k) Plan.

All of the named executive officers participate in the AB Plan. The AB Plan incorporates elements of a defined contribution plan into a defined benefit plan. Each participant has a notional account which receives quarterly allocations equal to 2.5% of compensation, subject to Internal Revenue Code limitations. Interest is credited to the notional account based on a market index. All AB Plan participants, including our named executive officers, are 100% vested in the benefit provided by the AB Plan. Additional detail on the AB Plan, including the value of the named executive officers’ accrued benefits, is provided below under “Pension Benefits.”

In 2008, the Compensation Committee established the DC Plan and the DB Plan for Mr. Edward Crawford, our then-serving CEO, which are described under “Pension Benefits” and “Non-Qualified Deferred Compensation” below. These retirement benefits are intended to reward our former CEO for his past service to

us. Mr. Edward Crawford retired and resigned from the Company on June 17, 2019. Following his retirement, he received a lump-sum payment under the DC Plan, began receiving his annual benefits under the DB Plan and was awarded a one-time cash payment in the amount of $6,000,000.

Deferred Compensation

The Company maintains a non-qualified deferred compensation plan, which we refer to as the 2005 Supplemental Defined Contribution Plan, or 2005 Plan, that allows certain employees, including our named executive officers, to defer a percentage of their salary and bonus, to be paid at a time specified by the participant and consistent with the terms of the 2005 Plan. We do not provide any matching contributions to the 2005 Plan. We do not pay above-market interest rates or provide preferential earnings.

For 2019, only Mr. Vilsack participated in the 2005 Plan. We do not pay above-market interest rates or provide preferential earnings.

Termination-Related Payments

All of our named executive officers are employees-at-will and, as such, do not have employment agreements that obligate us to provide any post-employment compensation or benefits. However, upon a change of control, as defined in our 2018 Plan, all unvested stock option grants (if any) become fully exercisable and all outstanding restricted share grants fully vest.

Other Benefits

We also provide other benefits to our named executive officers that we consider necessary in order to offer fully competitive opportunities to attract and retain our named executive officers. These benefits include life insurance, company cars or car allowances, and club dues. Named executive officers are eligible to participate in all of our employee benefit plans, such as the 401(k) Plan and medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.

We are not obligated to offset any income taxes due on any compensation or benefits, including income or excise taxes due on any income from accelerated vesting of outstanding equity grants. To the extent any such amounts are considered “excess parachute payments” under Section 280G of the Code and, thus, not deductible by us, the Compensation Committee is aware of that possibility and has decided to accept the cost of that lost deduction. However, the Compensation Committee has not thought it necessary for us to take on the additional cost of reimbursing executives for any taxes generated by the vesting accelerations.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Executive Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Executive Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2019.

Ronna Romney, Chair

Steven H. Rosen

INFORMATION REGARDING COMPENSATION/GRANTS

The following table sets forth for fiscal 2019, 2018 and 2017 all compensation earned by the individuals who served as our CEO and Chief Financial Officer during fiscal 2019, and by our other executive officers as of the end of 2019, whom we refer to collectively as our named executive officers.

2019 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
Matthew V. Crawford(7) Chairman, Chief Executive Officer and President	2019 2018 2017	750,000 683,333 550,000	0 300,000 600,000	2,555,025 3,308,250 3,143,250	0 0 0	3,184,260 1,780,000 0	13,412 4,883 8,108	52,269 47,861 52,822	6,554,966 6,124,327 4,354,180

Patrick W. Fogarty Vice President and Chief Financial Officer	2019 2018 2017	362,250 357,937 345,000	625,000 500,000 400,000	464,550 432,600 457,200	0 0 0	0 0 0	11,009 6,689 7,506	21,033 20,261 19,026	1,483,842 1,317,487 1,228,732

Robert D. Vilsack Secretary and Chief Legal Officer	2019 2018 2017	325,000 320,000 305,000	525,000 435,000 375,000	464,550 432,600 457,200	0 0 0	0 0 0	11,008 6,687 7,505	31,221 28,680 26,959	1,356,779 1,222,967 1,171,664

Edward F. Crawford(8) Former President	2019 2018 2017	344,231 750,000 750,000	0 300,000 0	0 3,308,250 3,143,250	0 0 0	0 1,780,000 2,823,600	0 0 0	6,027,546 46,473 90,676	6,371,777 6,184,723 6,807,526

(1)	The amounts in this column represent salary actually paid for the year indicated.

(2)

The amounts in this column represent discretionary bonuses paid to certain of our named executive officers. For more information on these bonuses, see “Executive Compensation Discussion and Analysis — Compensation Components — Annual Bonus” above.

(3)

The amounts in this column for 2019 represents the grant date fair value for awards of restricted shares in accordance with ASC 718. The assumptions used in the calculation of these amounts for 2019 are included in Note 9 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019. The 2019 grants to the named executive officers will vest one-third each year over three years. For more information on these equity awards, see “Executive Compensation Discussion and Analysis — Compensation Components — Equity Compensation” above.

(4)

The amounts in this column represent a performance-based award under the Bonus Plan for Mr. Matthew Crawford equal to 5% of our 2019 consolidated adjusted income before income taxes. Mr. Matthew Crawford voluntarily deferred 30% of this amount until July 1, 2020 at which time it will be paid. The remaining 70% has been paid. For more information on this bonus, see “Executive Compensation Discussion and Analysis — Compensation Components — CEO Annual Bonus Award” above.

(5)

The amounts listed in this column are the increases in actuarial present value of accrued benefits under our defined benefit pension plans. For Mr. Edward Crawford, the amount listed for 2019 consists of $(102,155) for the decrease in the actuarial present value of the non-qualified defined benefit under the DB Plan offset by $7,157 for the increase in the qualified defined benefit under the AB Plan. The DB Plan value decreases because payment of the benefit continues to be deferred, with no growth in the amount of the annual benefit that will be payable at commencement. The negative change in the pension value for Mr. Edward Crawford is reported as $0. For all other named executive officers, the amount listed is for the increase in the qualified defined benefit under the AB Plan. The defined benefit plans are described in more detail in the “Pension Benefits” section.

(6)

The amounts disclosed in this column for 2019 consist of life insurance premiums, use of a company car or car allowances and club memberships. For Messrs. Matthew Crawford and Edward Crawford club memberships were $47,937 and $24,242 respectively. In addition to the perquisites included in the table above, our named executive officers receive occasional personal use of event tickets when such tickets are not being used for business purposes, at no incremental cost to us. For Mr. Edward Crawford this amount includes a one-time cash payment in the amount of $6,000,000 in connection with his retirement and resignation from the Company on June 17, 2019.

(7)	Mr. Matthew Crawford was appointed CEO and Chairman on May 10, 2018.

(8)	Mr. Edward Crawford retired and resigned as President on June 17, 2019.

2019 Grants of Plan-Based Awards Table

The following table sets forth the restricted shares granted under the 2019 Plan and the Bonus Plan award granted in 2019.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Target ($)(1)
Matthew V. Crawford	12/3/2019	3,184,260	82,500	2,555,025
Patrick W. Fogarty	12/3/2019	—	15,000	464,550
Robert D. Vilsack	12/3/2019	—	15,000	464,550
Edward F. Crawford	—	—	—	—

(1)

For 2019, Mr. Matthew Crawford was entitled to a cash bonus equal to 5% of our 2019 consolidated adjusted income before income taxes under the Bonus Plan. Accordingly, there is no threshold, target or maximum award amount, except that such award is limited to a maximum of $5,000,000 under the current terms of the Bonus Plan. For 2019, Mr. Matthew Crawford earned a cash bonus in the amount of $3,184,260 under the Bonus Plan. Mr. Matthew Crawford voluntarily deferred 30% of this amount until July 1, 2020 at which time it will be paid. The remaining 70% has been paid.

(2)	The amounts in this column are the number of restricted shares granted in 2019. The restricted shares vest one-third each year over three years.

(3)	The amounts in this column represent the grant date fair value of the restricted shares calculated in accordance with ASC 718.

For 2019, base salary was 11% of total compensation in the Summary Compensation Table for Mr. Matthew Crawford; 24% for Mr. Fogarty; and 24% for Mr. Vilsack. None of the named executive officers has an employment agreement with us.

Outstanding Equity Awards at 2019 Fiscal Year-End Table

Name	Grant Date	Stock Awards
		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Matthew V. Crawford	06/30/2017 05/10/2018	27,500 55,000	925,375 1,850,750
	12/03/2019	82,500	2,776,125
Patrick W. Fogarty	06/30/2017	4,000	134,600
	05/07/2018	8,000	269,200
	12/03/2019	15,000	504,750
Robert D. Vilsack	06/30/2017	4,000	134,600
	05/07/2018	8,000	269,200
	12/03/2019	15,000	504,750
Edward F. Crawford	—	—	—

(1)	These restricted shares vest one-third each year over a three-year period beginning on the first anniversary of the grant date.

(2)	These amounts are based on the closing market price of our Common Stock of $33.65 per share on December 31, 2019.

2019 Option Exercises and Stock Vested Table

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Matthew V. Crawford	82,500	2,744,500
Patrick W. Fogarty	12,000	403,760
Robert D. Vilsack	12,000	403,760
Edward F. Crawford	55,000	1,848,275

(1)	These amounts are based on the closing market price of our Common Stock on the day on which the restricted shares vested.

PENSION BENEFITS

2019 Pension Benefits Table

The following table sets forth information with respect to our DB Plan and our AB Plan as of December 31, 2019.

Name	Plan Name	Number of Years Credited Service(1)(#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Matthew V. Crawford	AB Plan	8.75	55,521	0
Patrick W. Fogarty	AB Plan	8.75	56,365	0
Robert D. Vilsack	AB Plan	8.75	56,370	0
Edward F. Crawford	DB Plan	20	2,890,705	0
	AB Plan	8.75	7,157	7,029

(1)

The DB Plan was adopted by us in January 2008; therefore, the years of credited service represent prior years of service, but not all of the actual years of service. Upon establishment of the DB Plan, 13 years of Mr. Edward Crawford’s prior service were recognized and credited under the DB Plan. The AB Plan went into effect on April 1, 2011, at which time all the named executive officers began accruing benefits. No credits for prior service were provided under the AB Plan.

(2)

For the DB Plan, the reported value represents the actuarial present value of the vested accrued benefits as of December 31, 2019 payable at age 81 in single-life annuity form, with a 4.0% discount rate and using the Pri-2012 Healthy Retiree White Collar Male projected generationally using Scale MP-2019 from 2012. For the AB Plan, the reported value represents the actuarial present value of the accrued benefits as of December 31, 2019, payable at age 65 (or current age if older) in lump sum form, with a 3% rate for future interest credits and a 3.2% discount rate.

The DB Plan provides Mr. Edward Crawford, our former President, with an annual retirement benefit of $375,000 upon his termination of employment with us, for his life, as defined in the DB Plan. Mr. Edward Crawford had 20 years of credited service and, therefore, he will receive the full $375,000 annual benefit or the actuarial equivalent. Upon Mr. Crawford’s retirement on June 17, 2019 he commenced a 10-year certain continuous annual annuity of $292,238 on July 1, 2019.

The Pension Plan is a tax-qualified defined benefit pension plan. Previously, the Pension Plan provided benefits primarily to retired and terminated participants from legacy locations. Effective April 1, 2011, the Pension Plan was amended to implement the AB Plan benefits for all domestic employees, except certain collectively bargained employees. All the named executive officers participate (or participated) in the AB Plan.

The AB Plan uses a cash balance design, which incorporates elements of a defined contribution plan into a defined benefit plan. Each participant has a notional account which receives quarterly allocations equal to 2.5% of compensation (inclusive of short-term incentive compensation). The compensation used in the calculation is held to the Code’s annual limitation for qualified plan earnings. Interest is credited to the notional account using the rate for one-year Treasury constant maturities. The annual interest rate is held to a minimum of 3% and a maximum of 7%. Interest during 2019 was credited at an annual rate of 3%.

Upon retirement, termination, disability or death, the accumulated notional account balance is immediately payable to the named executive officer as a single lump sum payment. The present value of accrued benefits displayed in the table above is based on a lump sum payment. Upon Mr. Crawford’s retirement on June 17, 2019 he received a lump sum payment of $7,157 under the AB Plan.

The “Present Value of Accumulated Benefit” in the above table is the value at December 31, 2019 of the pension benefit payable at age 65 (or current age if older) that was earned as of December 31, 2019. For the AB Plan, this benefit at age 65 is derived by projecting the notional balance from current age to age 65 using 3.0% interest and no future allocations. This age-65 value is then discounted at a rate of 3.22% to December 31, 2019 to receive the current value of the benefit. No mortality assumption is used in the calculation because the benefit is assumed to be paid in lump sum form. Because the 3.0% interest crediting rate is less than the 3.22% discount rate, the present value at December 31, 2019 is smaller than the notional account balance at that date.

NON-QUALIFIED DEFERRED COMPENSATION

2019 Nonqualified Deferred Compensation Table

The following table sets forth information with respect to the DC Plan and our 2005 Plan, as of December 31, 2019.

Name	Plan Name	Executive Contributions in 2019 ($)	Registrant Contributions in 2019 ($)	Aggregate Earnings in 2019 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2019 ($)(2)
Matthew V. Crawford	2005 Plan	0	0	0	0	0
Patrick W. Fogarty	2005 Plan	0	0	5,372	0	26,172
Robert D. Vilsack	2005 Plan	0	300	65,524	0	314,103
Edward F. Crawford	DC Plan	0	0	37,657	0	0

(1)	The aggregate earnings are not “above-market or preferential earnings” and, therefore, are not reported in the 2019 Summary Compensation Table.

The DC Plan provided Mr. Edward Crawford, our former CEO, with an aggregate annual credit of $375,000, or DC Benefit, during the seven-year period beginning on January 1, 2008 and ending on December 31, 2014. The DC Benefit is credited to an account on our books for Mr. Edward Crawford. Mr. Edward Crawford’s account is adjusted for any positive or negative investment results from phantom investment alternatives selected by him. These phantom investment alternatives track actual market investments and are similar to the investment alternatives offered under our 401(k) Plan. We do not provide above-market or preferential earnings on the amounts credited under the DC Plan. We contribute to a grantor trust in order to provide a source of funds for the benefits under the DC Plan. Mr. Edward Crawford was 100% vested in the DC Benefit and any earnings thereon. The amount credited under the DC Plan for Mr. Edward Crawford was paid upon his retirement on June 17, 2019.

Our 2005 Plan is a non-qualified deferred compensation plan for certain key employees, including our named executive officers. Eligible participants can defer up to 100% of their base salary and 100% of their cash bonus for pre-tax savings opportunities. The investment options available to the participant are the same investment options offered under our 401(k) Plan. Participants’ contributions and earnings are always 100% vested. Distributions may be made only upon a Separation of Service (as defined in the 2005 Plan), disability, or hardship. Distributions are paid in a lump sum or in annual installments over a maximum of 10 years.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Upon termination of employment for any reason, no severance benefits are payable to any of the named executive officers.

Upon the death or disability of a named executive officer while employed with the Company, all restricted share grants fully vest and all unvested stock options (if any) become immediately exercisable under the 2018 Plan, and under the AB Plan, certain benefits are immediately recognized upon the retirement of a named executive officer. The value of these vesting accelerations and benefits for the named executive officers (other than Mr. Edward Crawford, who retired on June 17, 2019), as if a death, disability, or retirement had occurred on December 31, 2019, would be as follows:

Name	Death $(1)	Disability $(2)	Retirement $(3)
Matthew V. Crawford	5,552,250	5,552,250	55,521
Patrick W. Fogarty	908,550	908,550	56,365
Robert D. Vilsack	908,550	908,550	56,370
Edward F. Crawford	—	—	—

(1)	This amount includes the vesting of previously unvested restricted shares valued at the closing market price of $33.65 of our Common Stock on December 31, 2019.

(2)	This amount includes the vesting of previously unvested restricted shares valued at the closing market price of $33.65 of our Common Stock on December 31, 2019.

(3)	These amounts represent the actuarial present value of the previously vested accrued pension benefit as a lump sum under the AB Plan.

Under the 2018 Plan, upon a change of control, all restricted share grants fully vest and all unvested stock options (if any) become immediately exercisable. The value of these vesting accelerations for the named executive officers (other than Mr. Edward Crawford, who retired on June 17, 2019), as if a change of control had occurred on December 31, 2019, would be as follows:

Name	Restricted Shares ($)(1)	Total ($)
Matthew V. Crawford	5,552,250	5,552,250
Patrick W. Fogarty	908,550	908,550
Robert D. Vilsack	908,550	908,550
Edward F. Crawford	—	—

(1)	This amount represents the vesting of previously unvested restricted shares valued at the closing market price of $33.65 of our Common Stock on December 31, 2019.

No cash payments or other benefits are due the named executive officers upon a change of control, as defined in the 2018 Plan. A change of control is generally defined in the 2018 Plan as: (i) our corporate reorganization or a sale of substantially all of our assets with the result that the shareholders prior to the reorganization or sale afterwards hold less than a majority of our voting stock; (ii) any person becoming the beneficial owner of 20% or more of the combined voting power of our outstanding securities; and (iii) a change in the majority of our Board. For information about vested amounts or balances under the AB Plan and the 2005 Plan, see the “2019 Pension Benefits Table” and “2019 Nonqualified Deferred Compensation Table” respectively, above.

In connection with Mr. Edward Crawford’s retirement and resignation as President on June 17, 2019, he was awarded a one-time cash payment in the amount of $6,000,000.

CEO PAY RATIO

For the 2019 fiscal year, the ratio of the annual total compensation of our CEO (“CEO Compensation”) to the median of the annual total compensation of all of our employees other than our CEO (“Median Annual Compensation”) was 145 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee.”

Mr. Matthew Crawford served as our CEO throughout 2019. We determined Mr. Matthew Crawford’s annual total compensation for the fiscal year ended December 31, 2019 was $6,568,221, which represents the total amount of compensation for our CEO as reported in the Summary Compensation Table plus the employer cost of his health insurance coverage for the year. Because we are required to include the employer cost of health insurance (due to the fact that we elected to include it for our Median Employee), Mr. Matthew Crawford’s annual total compensation is greater than the total compensation as reported for him in our 2019 Summary Compensation Table.

For 2019, the Median Annual Compensation was $45,350, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2019 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K plus the employer cost of health insurance coverage for the year.

Because there were no significant changes to our employee population or compensation arrangements in 2018 or 2019, we continued to rely on our 2017 methodology to identify the Median Employee, but due to a change in the 2018 median employee’s circumstances, we picked a new median employee for 2019 whose compensation was substantially similar to that of the original median employee in 2017. For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2017 (the “Determination Date”). To identify the Median Employee, we first determined our employee population as of the Determination Date. We had 5,846 employees, representing all of our full-time, part-time, seasonal and temporary employees (other than our CEO) as of the Determination Date. We did not exclude any of our non-U.S. employees from this determination. We then measured compensation for the period beginning on January 1, 2017 and ending on December 31, 2017 for these employees. This compensation measurement was calculated by totaling, for each employee, W-2 or equivalent taxable wages, including salary, wages, tips and other compensation as shown in our payroll and human resources records for 2017. In determining the Median Employee, we did not annualize the compensation of our newly-hired permanent employees employed as of the Determination Date who did not work the entire year.

TRANSACTIONS WITH RELATED PERSONS

In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related-party transactions. In some cases, however, the Audit Committee will defer the approval of a related-party transaction to the disinterested members of the full Board.

Neither the Audit Committee nor the Board has written policies or procedures with respect to the review, approval or ratification of related-party transactions. Instead, the Audit Committee, or the Board, as applicable, reviews each proposed transaction on a case-by-case basis taking into account all relevant factors, including whether the terms and conditions are at least as favorable to us as if negotiated on an arm’s-length basis with unrelated third parties. The following related-party transactions have been approved either by our Board or our Audit Committee.

Through companies owned by Mr. Edward Crawford, we lease a 125,000 square foot facility in Huntington, Indiana at a monthly rent of $17,781 and a 60,450 square foot building we use as our corporate headquarters in Mayfield Heights, Ohio at a monthly rent of $72,036.

Through a company owned by Messrs. Edward Crawford and Matthew Crawford we lease an airplane for Company use. The lease has a three-year term and with annual lease payments of $812,500 for up to 125 flight hours per year.

Through a company owned by Mr. Matthew Crawford, we lease a 125,000 square foot facility in Canton, Ohio at a monthly rent of $55,667.

SHAREHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING

2021 Proposals

Any shareholder who intends to present a proposal to include in the proxy materials for the 2021 annual meeting of shareholders, including proposals for the nomination of directors, must comply with Rule 14a-8 of the Exchange Act. To have the proposal included in our proxy statement and form of proxy for that meeting, the shareholder must deliver the proposal in writing by December 30, 2020 to the Secretary of the Company, at 6065 Parkland Boulevard, Cleveland, Ohio 44124.

Advance Notice Procedures

Under our Regulations, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to our Secretary not less than 60 days nor more than 90 days before the meeting. If there was less than 75 days’ notice or prior public disclosure of the date of the meeting given or made to the shareholders, then in order for the written notice by the shareholder to be timely, it must be received no later than the close of business on the fifteenth day after the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Accordingly, if a shareholder intends to present a proposal at the 2021 annual meeting of shareholders outside the processes of Rule 14a-8 of the Exchange Act, the shareholder must provide written notice pursuant to the procedures contained in our Regulations that are outlined above. Our proxy statement relating to the 2021 annual meeting of shareholders will give discretionary authority to those individuals named in the accompanying proxy to vote with respect to all non-Rule 14a-8 proposals not included in the proxy statement relating to the 2021 annual meeting if the proposals are properly presented at the 2021 annual meeting.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2019, along with our other proxy materials, is being furnished to many of our shareholders via “Notice and Access” delivery. On or about April 29, 2020, we mailed to many of our shareholders a Notice containing instructions on how to access the proxy materials via the internet. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials and vote by going to a secure website. If you received a Notice by mail and would like to receive paper copies of our proxy materials in the mail on a one-time or ongoing basis, you may follow the instructions in the Notice for making this request. The Notice also contains instructions on how you may request to receive an electronic copy of our proxy materials by email on a one-time or ongoing basis.

PARK-OHIO HOLDINGS CORP.

ROBERT D. VILSACK

    Secretary and Chief Legal Officer

April 29, 2020

ANNEX

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Adjusted earnings is a non-GAAP financial measure that the Company is providing in this proxy statement. Adjusted earnings is net income calculated in accordance with generally accepted accounting principles (“GAAP”), adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted earnings to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant non-cash credits or charges and certain infrequent items impacting net income. Adjusted earnings is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income calculated in accordance with GAAP. Adjusted earnings herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income to adjusted earnings:

Year Ended December 31, 2019

GAAP EPS	$3.12
Add back:
One-time expense related to former President	0.35
Plant closure and relocation, severance and other costs	0.34
Acquisition-related costs	0.02
Tax effect of adjustments	(0.09)

Adjusted EPS	$3.74

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

EBITDA, as defined is a non-GAAP financial measure that the Company is providing in this proxy statement. EBITDA, as defined reflects net income attributable to Park-Ohio Holdings Corp. common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the Company’s current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA, as defined to assess the Company’s performance and believes that EBITDA is useful to investors as an indication of the Company’s compliance with its Debt Service Ratio covenant in its revolving credit facility. Additionally, EBITDA, as defined is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA, as defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income or cash flow information calculated in accordance with GAAP. EBITDA, as defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

Year Ended December 31, 2019

(in millions)

Net income attributable to our common shareholders	$38.6
Add back:
Interest expense, net	33.8
Income tax expense	15.2
Depreciation and amortization	34.2
Stock-based compensation	4.1
One-time payment to former President	6.0
Acquisition-related expenses and other	4.9

EBITDA, as defined	$136.8

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2020 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: 01 - Patrick V. Auletta For Withhold 02 - Howard W. Hanna IV For Withhold 03 - Dan T. Moore III For Withhold 2. To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2020. For Against Abstain 3. To approve, on an advisory basis, named executive officer compensation. For Against Abstain 4. To act on other matters that are properly brought before the Annual Meeting or any adjournments, postponements or continuations thereof. B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 038DID

IMPORTANT NOTICE TO PARTICIPANTS IN THE INDIVIDUAL ACCOUNT RETIREMENT PLAN OF PARK-OHIO INDUSTRIES, INC. AND ITS SUBSIDIARIES To The Charles Schwab Trust Company, Trustee of the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and Its Subsidiaries (the “Plan”): The undersigned shareholder, a participant in the Plan, hereby directs the Trustee to vote in person or by proxy (a) all shares of Park-Ohio Holdings Corp. common stock credited to the undersigned shareholder’s account under the Plan on the record date (“allocated shares”); and (b) the proportional number of shares of common stock of Park-Ohio Holdings Corp. allocated to the accounts of other participants in the Plan, but for which the Trustee does not receive valid voting instructions (“non-directed shares”) and as to which the signed shareholder is entitled to direct the voting in accordance with the Plan provisions at the annual meeting of shareholders of Park-Ohio Holdings Corp. to be held at our corporate office, 6065 Parkland Boulevard, Cleveland, Ohio 44124, on May 28, 2020 and any and all adjournments, postponements, or continuations thereof. Under the Plan, shares allocated to the accounts of participants for which the Trustee does not receive timely directions in the form of a signed proxy card are voted by the Trustee as directed by the participants who timely tender a signed proxy card. By completing this proxy card and returning it to the Trustee, you are authorizing the Trustee to vote allocated shares and a proportionate amount of the non-directed shares held in the Plan. The number of non-directed shares for which you may instruct the Trustee to vote will depend on how many other participants exercise their right to direct the voting of their allocated shares. Any participant wishing to vote the non-directed shares differently from the allocated shares may do so by requesting a separate proxy card form from the Trustee at 800-724-7526. IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy - Park-Ohio Holdings Corp. Proxy Solicited by Board of Directors for Annual Meeting — May 28, 2020 Steven H. Rosen and Ronna Romney, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Park-Ohio Holdings Corp. to be held on May 28, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2020 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: 01 - Patrick V. Auletta For Withhold 02 - Howard W. Hanna IV For Withhold 03 - Dan T. Moore III For Withhold To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2020. For Against Abstain 3. To approve, on an advisory basis, named executive officer compensation. For Against Abstain 4. To act on other matters that are properly brought before the Annual Meeting or any adjournments, postponements or continuations thereof. B Authorized Signatures —This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 038DJD

IMPORTANT NOTICE TO PARTICIPANTS IN THE INDIVIDUAL ACCOUNT RETIREMENT PLAN OF PARK-OHIO INDUSTRIES, INC. AND ITS SUBSIDIARIES To The Charles Schwab Trust Company, Trustee of the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and Its Subsidiaries (the “Plan”): The undersigned shareholder, a participant in the Plan, hereby directs the Trustee to vote in person or by proxy (a) all shares of Park-Ohio Holdings Corp. common stock credited to the undersigned shareholder’s account under the Plan on the record date (“allocated shares”); and (b) the proportional number of shares of common stock of Park-Ohio Holdings Corp. allocated to the accounts of other participants in the Plan, but for which the Trustee does not receive valid voting instructions (“non-directed shares”) and as to which the signed shareholder is entitled to direct the voting in accordance with the Plan provisions at the annual meeting of shareholders of Park-Ohio Holdings Corp. to be held at our corporate office, 6065 Parkland Boulevard, Cleveland, Ohio 44124, on May 28, 2020 and any and all adjournments, postponements, or continuations thereof. Under the Plan, shares allocated to the accounts of participants for which the Trustee does not receive timely directions in the form of a signed proxy card are voted by the Trustee as directed by the participants who timely tender a signed proxy card. By completing this proxy card and returning it to the Trustee, you are authorizing the Trustee to vote allocated shares and a proportionate amount of the non-directed shares held in the Plan. The number of non-directed shares for which you may instruct the Trustee to vote will depend on how many other participants exercise their right to direct the voting of their allocated shares. Any participant wishing to vote the non-directed shares differently from the allocated shares may do so by requesting a separate proxy card form from the Trustee at 800-724-7526. IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy - Park-Ohio Holdings Corp. Proxy Solicited by Board of Directors for Annual Meeting — May 28, 2020 Steven H. Rosen and Ronna Romney, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Park-Ohio Holdings Corp. to be held on May 28, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.(Items to be voted appear on reverse side)